EX-99.4j

                                             Jackson National Life
                                             Insurance Company
                                             A Stock Company  [graphic omitted]
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               20% ADDITIONAL FREE WITHDRAWAL BENEFIT ENDORSEMENT

This endorsement is made a part of the Contract to which it is attached and is effective on the Issue Date. To the extent any provisions contained in this endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this endorsement will control. The benefits described in this endorsement will cease upon termination of the Contract. This 20% Additional Free Withdrawal Benefit may only be elected prior to the Issue Date. The Contract is amended as follows:

1. The CONTRACT DATA PAGE is amended by the addition of the following:

The following language is added:

  20% Additional Free            On an annual basis, this charge equals [0.30%]
  Withdrawal Benefit Charge:     of the daily net asset value of the Investment
                                 Divisions.

2. The first paragraph of the ADDITIONAL FREE WITHDRAWAL provision is deleted and replaced with the following:

"Additional free withdrawal. During a Contract Year, You may make partial withdrawals from the Contract without the Withdrawal Charge being applied. This Additional Free Withdrawal is equal to:

1. 20% of Premium that remains subject to Withdrawal Charges and that has not been previously withdrawn (this can be utilized once or in lesser percentages throughout the Contract Year, not to exceed 20%); less,
2. all remaining earnings, which are defined as the excess of the Separate Account Contract Value plus the Fixed Account Contract Value over Remaining Premiums."

This  Additional  Free Withdrawal is  non-cumulative;  that is,  Additional Free
Withdrawals not taken during any given Contract Year cannot be taken as Additional Free Withdrawals in a subsequent Contract Year. Any amount received to satisfy minimum distribution requirements of the Internal Revenue Code, where Withdrawal Charges have been waived, will reduce Your available Additional Free Withdrawal.

                                        Signed for the
                                        Jackson National Life Insurance Company

                                        /s/ Clark P. Manning

                                        President and Chief Executive Officer



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